EXECUTIVE EMPLOYMENT AGREEMENT

     This agreement is entered into as of May 1, 2002, and is made by and between Louis B. Breaux (“Breaux” or “employee”) and EnviroWall, Inc., a Louisiana corporation (the “Company”).

     WHEREAS Breaux is a key employee of the Company whose talents and services to the Company are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to the Company;

     WHEREAS the Company desires to obtain assurances that Breaux will devote his best efforts to his employment with the Company and that he will not compete with the Company or solicit other employees of the Company to terminate their relationships with the Company; and

     WHEREAS Breaux is willing, in consideration for employment with the Company, to provide the Company with such assurances and enter into and carry out this agreement;

     NOW THEREFORE, the parties agree as follows:

1.

Employment. The Company agrees to employ Breaux as President and Breaux agrees to be so employed by the Company, for a period commencing upon the closing of the acquisition of the Company by Republic Resources, Inc. ("Republic") and ending forty- two (42) months thereafter, subject however, to prior termination as provided in this agreement.

2.	Best Efforts and Other Employment of Employee.

(a)

Breaux agrees that he will at all times faithfully, industriously and to the best of his ability, experience and talents, perform all of the duties that may be required of and from him pursuant to the express and implicit terms of this agreement, to the reasonable satisfaction of the Company. Such duties shall be rendered at the offices of the Company in Gretna, Louisiana and at such other place or places within or without the State of Louisiana, as the Company shall in good faith require or as the interest, needs, business, or opportunities of the company shall require.

(b)

Breaux shall devote his normal and regular business time, attention, knowledge and skill to the business and interests of the Company, and the Company shall be entitled to all of the benefits, profits or other issue arising from or incident to all work, services and advice of employee performed for the Company, except as otherwise provided in the Exclusive License and Sublicense Agreement executed by the parties hereto contemporaneously herewith (the “License Agreement”). Breaux shall have the right to make investments in businesses which engage in activities other than those engaged in by the Company from time to time.

3.	Annual Compensation.

(a)	As compensation for the services to be rendered by Breaux, the Company agrees to provide Breaux:

(i)	During the first twelve month period a salary at the annual rate of $100,000.00;

(ii)	If the gross revenue of the Company exceeds $5,000,000 during the first twelve month period, then during the second twelve month period a salary at the annual rate of $120,000.00;

(iii)	If the gross revenues of the Company exceeds $5,000,000 during the second twelve month period, then for the remainder of the term, a salary at the annual rate of $140,000.00;

(iv)	With a car allowance of $750.00 per month plus $250 per month for insurance;

(v)	With Health Insurance with an annual deductible of $2,000.00 or less; and

(vi)

With Life Insurance and Disability Insurance, if available on reasonable commercial terms, and in an amount to be determined by the Board of Directors of Republic, provided, however, if Life Insurance or Disability Insurance is not available on terms acceptable to the Republic Board, then the Board shall self-insure Employee and provide Employee, in the event of disability during the term of this Agreement, 60% of the then applicable salary for the remaining term of this Agreement, and provide Employee’s estate or designee, in the event of death during the term of this Agreement, 60% of the then applicable salary for the remaining term of this Agreement.

The payment of the above amounts shall constitute full satisfaction and discharge of the obligations of the Company under this Agreement, but without prejudice to any employee benefit plan provided by the Company.

(b)

The Company shall pay Breaux’s reasonable airline fare, hotel bills and other necessary and proper expenses when traveling on, or otherwise performing, the Company’s business, provided that Breaux furnishes the Company with appropriate supporting documentation of such expenses and further provided such expenses are consistent with Company policy and conditions, if any, established by the Republic Board of Directors.

4.

Termination for Cause. Breaux shall be deemed to have been terminated by the Company for cause if he is terminated because of his acts or conduct which would make it unreasonable to require the Company to retain employee in its employment, such as, but not limited to , improper disclosure of confidential information relating to the Company or the business of the Company, dishonesty, refusal to perform or neglect of the substantive duties assigned to him, or breach of any of the provisions of this agreement, or failure to follow directions of the Board of Directors of Republic. If employee is terminated for cause, he shall be entitled to no severance pay.

5.

Solicitation of Employees. For a period of two years after he is no longer employed by the Company, Breaux will not, directly or indirectly, either as an individual, proprietor, stockholder, partner, officer, director, employee, agent, consultant or otherwise, solicit any officer, director, employee or other individual:

(a)	To leave his or her employment or position with the Company;

(b)	To compete with the business of the Company; or

(c)	To violate the terms of any employment, noncompetition or similar agreement with the Company;

For purposes of this paragraph references to the business of the Company shall include the business of any parent, subsidiary or affiliate of the Company.

6.

Noncompete. For a period of two years after he is no longer employed by the Company, Breaux will not, directly or indirectly, either as an individual, proprietor, stockholder, partner, officer, director, employee, agent, consultant or otherwise:

(a)	Carry on or engage in a business similar to that of the Company; or

(b)	Solicit customers of the Company;

within any parish or parishes, or county or counties, or municipality or municipalities or foreign city or cities or provinces or states or parts thereof, where Company carries on a like or similar business.

For purposes of this paragraph, references to the business of the Company shall include the business of any parent, subsidiary or affiliate of the Company.

7.

Confidentiality. Breaux will not at any time during or after his employment by the Company, directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatever, other than in the normal course of performing his duties for the Company, any information concerning any matter affecting or relating to the Company or the business of the Company. While engaged as an employee of Company, Breaux may only use information concerning any matters affecting or relating to the Company or the business of the Company for a purpose which is necessary to the carrying out of his duties as an employee of the Company. Breaux agrees to the above without regard to whether all of the above matters will be deemed confidential, material or important, it being stipulated by the parties that all information, regarding the Company’s business, including but not limited to, information regarding customers, customer lists, employees, employee salaries, costs, prices, earnings, and any financial or cost accounting reports, products, services, formulae, compositions, machines, equipment, apparatus, systems, processes, methods, manufacturing procedures, operations, potential acquisitions, new location plans, prospective and executed contracts and other business arrangements, and sources of supply, is presumed to be important, material and confidential information of the Company for purposes of this agreement, except to the extent that such information may be otherwise lawfully and readily available to the general public. Breaux agrees that all of this information is a trade secret owned exclusively by the Company which shall at all times be kept confidential. Breaux further agrees that he will, upon termination of his employment with the Company, return to the Company all books, records, lists and other written, typed or printed materials, whether furnished by the Company or prepared by Breaux, which contain any information relating to the Company’s business, and Breaux agrees that he will neither make nor retain any copies of such materials after termination of employment.

For purposes of this paragraph references to the business or information of or relating to the Company shall include the information or business of any parent, subsidiary or affiliate of the Company.

8.	Business Opportunities and Patentable Devices. Breaux will make full and prompt written disclosure to the Company or its nominee of :

(a)	Any business opportunity of which he becomes aware and which relates to the business of the Company, its parent, or any of its subsidiaries or affiliates; and

(b)

Any patentable device, apparatus, method, process or improvement which he may invent or discover, either solely or jointly with any other person or person, resulting from or in the course of any work done by him as an employee of the Company, or relating to the work or duties he was employed or assigned to perform or actually does perform for the Company, or relating to any phase of the Company’s business or fields of interest in each case whether or not a patentable device, apparatus, method, process or improvement is:

(i)	Related to the project to which he is so assigned;

(ii)

Made with a contribution by the Company or the use of Company or Company-held facilities, equipment, materials, allocated funds, proprietary information, or services of Company employees or associated persons;

(iii)	Made during working hours; or

(iv)	Made before, during or within a period of two years after the period of employee’s employment pursuant to this agreement.

(c)

All such patentable devices, apparatus, methods, processes and improvements shall be the property of Breaux, but shall be exclusively licensed to the Company by amendment of Schedule A to the License Agreement.

9.

Modification. If, in any action before any court or agency legally empowered to enforce these covenants, any term, restriction, covenant or promise contained in this agreement is found to be unreasonable, unlawful or otherwise invalid and for that reason unenforceable, then that term, restriction, covenant or promise shall be deemed modified and reformed to the extent necessary to make it enforceable by such court or agency.

10.

Remedies; Survival of Employee’s Covenants. Without limiting the rights of the Company to pursue all other legal and equitable rights available to it for any violation of the covenants of Breaux in this agreement it is agreed that:

(a)

The services to be rendered by Breaux under this agreement are of a special, unique, unusual and extraordinary character which give them a peculiar value, and the loss of those services cannot be reasonably and adequately compensated in damages in an action at law; and

(b)	Remedies other than injunctive relief cannot fully compensate the Company for violation of paragraphs 5, 6, 7 or 8 of this agreement.

Accordingly, the Company shall be entitled to injunctive relief to prevent violations of such paragraphs or continuing violations of such paragraphs. All of Breaux’s covenants in and obligations under paragraphs 5, 6, 7 and 8 of this agreement shall continue in effect notwithstanding any termination of Breaux’s employment, whether by the Company or by Breaux, upon expiration or otherwise, and whether or not pursuant to the terms of this agreement.

11.

Life Insurance. The Company shall have the right, at its own expense and for its own benefit, to take out life insurance on employee in any amount or amounts as it shall see fit, and employee agrees to cooperate with the Company in obtaining insurance.

12.

Designation of Beneficiary. Breaux may, by written instrument delivered to the Company, designate a beneficiary or beneficiaries to receive any payments to which he may be entitled under paragraph 3 which become payable following his death, and may at any time or from time to time change the designated beneficiary by similar written instrument, and the Company shall be fully protected in making any payments to the designated beneficiary. In the event of employee’s death when no beneficiary designation is in effect, the Company shall make payment of any amounts to which employee was entitled following employee’s death to his personal representative, heirs, devisees and legatees.

13.	Successors and assigns; Parties of Interest. This agreement shall be binding upon the Company, its successors and assigns, and upon employee, his heirs, executors and administrators.

14.

Notices. Notices contemplated by this agreement shall be in writing and shall be deemed given when delivered in person or mailed registered first class mail postage prepaid, to the Company at Oakwood Corporate Center, 401 Whitney Avenue, Suite 405, Gretna, Louisiana 70056 or to Breaux at 2521 Fawnwood Road, Marrero, Louisiana 70072.

15.

Integration. This agreement contains the entire agreement between the parties with respect to the transactions contemplated in it, supercedes all prior negotiations and agreements, both oral and written, between the parties and cannot be amended, supplemented or modified except by an instrument in writing signed by all parties.

16.	Headings. The headings in this agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this agreement.

In Witness, this agreement is entered into effective as of the date set forth above.

EXECUTED THIS ___18___ day of _____June_____, 2002.

EMPLOYEE /s/ Louis B. Breaux LOUIS B. BREAUX	ENVIROWALL, INC. By:/s/ David A. Melman Name: David A. Melman (Print) Title: Director (Print)